SUB-ITEM 77C

The MFS Global Total Return Fund, a series of MFS Series Trust VI and the MFS Global Asset Allocation Fund, a series of MFS Series Trust I held special meetings of shareholders on August 15, 2003, to consider and act upon a proposal to approve a Plan of Reorganization and Termination. The description of the items and the number of affirmative and negative votes cast with respect to each matter is hereby incorporated by reference to the Trust's Annual Report to Shareholders dated October 31, 2003, filed via EDGAR with the Securities and Exchange Commission on January 7, 2004.

The MFS Technology Fund and the MFS Global Telecommunications Fund, each a series of MFS Series Trust I held special meetings of shareholders on July 28, 2003, to consider and act upon a proposal to approve a Plan of Reorganization and Termination. The description of the items and the number of affirmative and negative votes cast with respect to each matter is hereby incorporated by reference to the Trust's Annual Report to Shareholders dated February 29, 2004, filed via EDGAR with the Securities and Exchange Commission on May 5, 2004.